Exhibit 5.1

August 28, 2024

Greenlane Holdings, Inc.

1095 Broken Sound Parkway, Suite 100

Boca Raton, FL

Re: PIPE Transaction

Ladies and Gentlemen:

We have acted as counsel to Greenlane Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Placement Agent Agreement dated August 12, 2024 (the “Placement Agent Agreement”), by and between the Company and Aegis Capital Corp., acting as the placement agent on a best efforts basis in connection with the PIPE transaction (the “PIPE”), which includes (i) 58,000 shares of common stock (the “Common Stock”) (ii) 2,305,637 shares of common stock issuable upon exercise of the Pre-Funded Warrants; and (iii) 4,727,274 shares of common stock issuable upon the exercise of the outstanding warrants (the “PIPE Warrants”). Herein, we refer to the Common Stock and PIPE Warrants, as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	The Certificate of Incorporation of the Company, as amended;

2.	The Amended and Restated Bylaws of the Company;

3.	The Securities Purchase Agreement

4.	The Placement Agency Agreement;

5.	The Form of the PIPE Common Warrant Warrant;

6.	The Form of the PIPE Pre-Funded Warrant;

7.	A draft of the prospectus supplement dated August 28, 2024, filed with the Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus Supplement”).

8.	Written consent of the Board of Directors of the Company approving the Placement Agency Agreement.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) when the Shares issuable upon exercise of the Pre-Funded Warrants and the PIPE Warrants (the “Warrant Shares”) have been delivered to and paid for by the Selling Shareholders as contemplated by the Placement Agency Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants and PIPE Warrants are valid and legally binding obligations of the Company, (iii) the Warrants as described in the Prospectus have been duly authorized, and, provided that the Warrants have been duly executed by the Company and delivered to and paid for by as contemplated by the Securities Purchase Agreement and the Warrants, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iv) the Warrant Shares have been duly authorized and when issued and delivered by the Company against payment therefor in accordance with the terms of such Warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP